                                                                  EXHIBIT (j)(3)

                              NOTICE OF TERMINATION

                                 August 12, 2010

Pursuant to paragraph (5)(c) of that certain Agreement dated as of December 13, 1991 (the "Agreement") between American International Group, Inc., a corporation organized under the laws of the State of Delaware ("AIG"), and American International Life Assurance Company of New York, a New York corporation, a copy of which is attached hereto as Exhibit I, AIG hereby provides notice of termination of the Agreement to be effective on September 11, 2010.


                                      AMERICAN INTERNATIONAL GROUP, INC.


                                      By: /s/
                                          --------------------------------------
                                      Name: Robert A. Gender
                                      Title: Vice President and Treasurer


                                      By: /s/
                                          --------------------------------------
                                      Name: Kathleen E. Shannon
                                      Title: Senior Vice President and Secretary

                                                                     EXHIBIT (1)

                                    AGREEMENT
                                     BETWEEN
                       AMERICAN INTERNATIONAL GROUP, INC.
                                       AND
            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

         This Agreement, made and entered into as of December 13, 1991, by and between American International Group, Inc., a Delaware corporation ("AIG"), and American International Life Assurance Company of New York, a New York corporation ("A.I. Life").

                                   WITNESSETH:

         WHEREAS, AIG is the ultimate beneficial owner of 100% of the outstanding common stock of A.I. Life;

         WHEREAS, A.I. Life has issued and intends to issue insurance policies including annuity contracts ("policies") to third parties; and

         WHEREAS, AIG and A.I. Life desire to take certain actions to enhance and maintain the financial condition of A.I. Life as hereinafter set forth in order to enable A.I. Life to issue such policies;

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

         1. Stock Ownership. During the. term of this Agreement AIG will be the
            ---------------
ultimate beneficial owner of all of the capital stock of A.I. Life now or hereafter issued and outstanding and AIG agrees that it will not pledge, assign or otherwise encumber such capital stock.

         2. Net Worth. AIG agrees that it shall, cause AI Life to have at all
           ----------
times during the term of this Agreement a policyholders surplus of not less than one million dollars ($1,000,000) or such greater amount as shall be sufficient to enable A.I. Life to perform the obligations under any policy issued by A.I. Life.

         3. Liquidity Provision. If during the term of this Agreement A.I. Life
            -------------------
needs funds not otherwise available to it to make timely payment of its obligations under the policies or otherwise, AIG shall provide, at the request of A.I. Life, such funds in cash, either as equity or as a loan at AIG's option, on a timely basis. If such funds are advanced to A.I. Life as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as AIG and A.I. Life shall agree.

         4. Waivers. AIG hereby waives any failure or delay on the part of A.I.
            -------
Life in asserting or enforcing any of its rights or in making any claims or demands hereunder.

         5. Termination; Amendment. Subject to the limitations contained in this
            ----------------------
paragraph 5, AIG shall have the absolute right to terminate this Agreement upon 30 days written notice to A.I. Life. This Agreement may be amended at any time by written amendment or agreement signed by both parties subject to the limitations contained in this paragraph 5. Notwithstanding the amendment to or the termination of this Agreement, the obligations of AIG under paragraphs 1, 2 and 3 of this Agreement shall continue so long as any policy written prior to the termination of this Agreement is in force unless all policyholders of such policies consent in writing to the contrary; provided, however, that AIG shall
                                             --------  -------
have the right without the consent of any such policyholders to terminate this Agreement in the following circumstances:

                  a) upon transfer of the entire book of business of A.I. Life then outstanding to an entity with a rating, from Standard & Poor's Corporation ("S&P") or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I. Life as supported by this Agreement at the time of such transfer;

                  b) upon transfer or sale of A.I. Life to an entity with a rating, from S&P or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I. Life as supported by this Agreement at the time of such transfer or sale; or

                  c) upon the attainment by A.I. Life of a rating, from S&P or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, without consideration of the support provided by this Agreement, equivalent to or better than the rating of A.I. Life as supported by this Agreement at such time.

         6. Rights of Policyholders. Any policyholder holding a policy issued by
            -----------------------
A.I. Life prior to the termination of this Agreement shall have the right to demand that A.I. Life enforce A.I. Life's rights under paragraphs 1, 2 and 3 of this Agreement, and, if A.I. Life fails or refuses to take timely action to enforce such rights or if A.I. Life defaults in any claim or other payment owed to any such policyholder when due, such policyholder may proceed directly against AIG to enforce A.I. Life's rights under paragraphs 1, 2 and 3 of this Agreement.

         7. Notices. Any notice, instruction, request, consent, demand or other
            -------
communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

                  If to AIG:       American International Group, Inc.
                                   70 Pine Street
                                   New York, New York 10270
                                   Attention: Treasurer

                  If to A.I. Life: American International Life Assurance Company
                                   of New York
                                   70 Pine Street
                                   New York, New York 10270
                                   Attention: President

         8. Successors. The covenants, representations, warranties and
            ----------
agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of AIG and its successors and A.I. Life and its successors.

         9. Governing Law. This Agreement shall be governed by the laws of the
            -------------
State of New York.


(SEAL)                               AMERICAN INTERNATIONAL GROUP, INC.


Attest:                              By: /s/
                                         --------------------------------------

/s/
---------------------------------


(SEAL)                               AMERICAN INTERNATIONAL LIFE ASSURANCE
                                       COMPANY 0F NEW YORK


Attest:                              By: /s/
                                         ---------------------------------------

/s/
---------------------------------